Exhibit 99.1

CONTACTS From: Tony DeFazio DeFazio Communications, LLC tony@defaziocommunications.com Ph: (484) 532-7783	For: Jennifer Weingartner, Director of Investor Relations Phillips Edison – ARC Shopping Center REIT jweingartner@phillipsedison.com Ph: (513) 619-5058

FOR IMMEDIATE RELEASE

Phillips Edison–ARC Shopping Center REIT Inc. Acquires 135,355 Square Foot

Dominick’s Grocery Store Anchored Shopping Center in Illinois

CINCINNATI, OH, September 12, 2012 — Phillips Edison–ARC Shopping Center REIT Inc. (“the Company”), today announced the acquisition of Baker Hill Center, a 135,355 square-foot shopping center anchored by a Dominick’s grocery store and located in Glen Ellyn, Illinois, a western suburb of Chicago. The acquisition of Baker Hill Center brings the Company’s total portfolio to 20 properties with an aggregate purchase price of approximately $222.6 million.

The Company is a public non-traded REIT focused on the acquisition and management of well-occupied grocery-anchored neighborhood shopping centers.

Baker Hill is 98.2% occupied and anchored by a 72,397 square foot Dominick’s grocery store. Dominick’s is the No. 2 traditional grocer by market share in the Chicago area. When combined with the Dominick’s grocery store lease, 59 percent of rents from the property come from national tenants such as Gymboree, Nationwide, and Jimmy John’s.

About Phillips Edison – ARC Shopping Center REIT Inc.

Phillips Edison-ARC Shopping Center REIT Inc. is a public non-traded REIT that seeks to acquire and manage well-occupied grocery-anchored neighborhood shopping centers having a mix of solid national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States. The REIT is co-sponsored by two industry leaders: Phillips Edison & Company, who has acquired over $1.8 billion in shopping centers throughout the United States, and AR Capital, LLC, a real estate investment program sponsor dedicated to governance best practices. As of September 12, 2012, Phillips Edison-ARC owned, directly or indirectly through a joint venture in which it has a controlling interest, and managed an institutional quality retail portfolio consisting of 20 grocery-anchored shopping centers totaling 1,953,584 square feet. For more information on the company, please visit the website at www.phillipsedison-arc.com.

###